Exhibit 99.1

Dorman Products, Inc. Reports First Quarter 2020 Results

Highlights:

•	Net sales of $257.7 million, up 6% compared to $243.8 million in Q1 2019.
•	Diluted earnings per share (EPS) on a GAAP basis of $0.70 compared to $0.71 in Q1 2019.
•	Adjusted diluted EPS of $0.66 compared to $0.79 in Q1 2019
•	Dorman has ample liquidity and is positioned well to navigate the ongoing COVID-19 pandemic.

COLMAR, PA (April 27, 2020) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the first quarter ended March 28, 2020.

First Quarter Financial Results

The Company reported first quarter 2020 net sales of $257.7 million, up 6% compared to net sales of $243.8 million in the first quarter of 2019 despite a difficult comparison as the Company executed a large chassis rollout in the first quarter of 2019. Customer demand also began to decline late in March as the government imposed enhanced restrictions to prevent the further spread of COVID-19 with the corresponding negative impact on net sales estimated to be approximately 1.5% - 2.5% in the first quarter of 2020.

Gross profit was $84.8 million in the first quarter compared to $87.5 million for the same quarter last year. Gross margin for the first quarter was 32.9% compared to 35.9% in the same quarter last year. The adjusted gross margin was 33.0% in the quarter compared to 36.0% in the same quarter last year. The gross margin was lower primarily due to higher first quarter 2020 customer provisions compared to first quarter 2019, however we expect these costs to moderate over the balance of 2020.  For the full year 2020 we expect customer provisions to be flat to full year 2019, excluding the $11.2 million one-off customer return provision that was disclosed in fourth quarter 2019 results.  Gross margin during the first quarter was also impacted to a lesser extent by the pass-through effect of tariff costs to our customers and lower productivity levels as we continued to ramp up production at our new Portland, TN distribution facility.

Selling, general and administrative (“SG&A”) expenses were $59.7 million, or 23.2% of net sales, in the first quarter of 2020 compared to $57.8 million, or 23.7% of net sales, in the same quarter last year. Adjusted SG&A expenses were $58.4 million, or 22.6% of net sales, in the quarter compared to $54.8 million, or 22.5% of net sales, in the same quarter last year. Approximately 20 bps or $0.5 million of the increase in SG&A as a percentage of sales was due to lower productivity levels as we ramped up our new Portland, TN distribution facility.  However, SG&A as a percentage of net sales improved by 120 bps compared to fourth quarter 2019 primarily due to productivity improvements at our Portland facility.

Income tax expense was $4.9 million in the first quarter of 2020, or 17.8 % of income before income taxes, down from $6.4 million, or 21.4% of income before income taxes, recorded in the same quarter last year. The decrease in tax rate was primarily a result of discrete items in the quarter related to the write off of the deferred tax liability associated with an equity method investment converted to a consolidated subsidiary upon acquisition of the controlling interest and a foreign tax credit carry back claim from a prior period.

Net income for the first quarter of 2020 was $22.8 million, or $0.70 per diluted share, compared to $23.4 million, or $0.71 per diluted share, in the prior year quarter. Adjusted net income in the first quarter was $21.3 million, or $0.66 per diluted share, compared to $25.8 million, or $0.79 per diluted share, in the prior year quarter.

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “First and foremost, our best wishes go out to all those affected by COVID-19, and we’d like to thank all of our contributors for their extraordinary work during these unprecedented times. The health and safety of our contributors, customers, and suppliers remains our utmost priority and we continue to closely monitor the situation, adjusting our business continuity plans as appropriate. We started the year off strong, reporting first quarter net sales and earnings per share ahead of our expectations, driven by growth across both retail and warehouse distributor channels. We continued to bring innovative products to market and delivered 19% growth in heavy duty sales in the quarter. We also made solid progress on our strategic initiatives, including significantly improving our productivity levels at our Portland, TN distribution facility as planned.

COVID-19: Business Impact Update

Throughout the U.S., automotive repair and the related supply and distribution of parts have generally been classified as essential businesses exempted from government shutdowns. Therefore, the vast majority of Dorman’s retail and wholesale customers are open for business, and in turn, all of Dorman’s U.S. facilities are also open and operating at this time, with modified staffing in certain locations where appropriate. Dorman is closely monitoring updates from local, state and federal authorities, and adjusting its operations as necessary. Dorman has taken actions to promote the welfare of its employees by enhancing safety protocols, including requiring administrative employees to work from home where applicable and implementing social distancing and robust sanitization practices at its facilities. In addition, the Company has adopted a COVID-19 sick leave policy providing continued salary and benefits to eligible employees.

As a result of the potential prolonged economic impact of the COVID-19 pandemic, as previously reported the Company has taken proactive steps to manage its costs and bolster its balance sheet and cash position, including:

•	Drawing down $99 million from its revolving credit facility, which matures in December 2022;
•	Increasing the level of receivables collected under various factoring programs;
•	Temporarily suspending its share repurchase program; and
•	Adjusting its cost structure, investment spending, and inventory position to align with anticipated customer demand levels.

As a result of these actions, the Company increased its cash and cash equivalents from $162 million as of the end of the first quarter 2020 to approximately $300 million as of April 24, 2020.

The Company estimates that the impact on first quarter 2020 from the COVID-19 pandemic to be approximately $4 million to $6 million on net sales, and $0.03 to $0.05 to diluted earnings per share, primarily due to the decline in customer demand late in March.

Mr. Olsen stated, “While the current environment is fluid, Dorman has proactively taken steps to help ensure its financial position remains strong. Our healthy balance sheet, asset-light model and ample liquidity provide us with the ability to navigate a multitude of downside scenarios, while continuing to fund our business operations. Further, the strategic actions we executed to strengthen our business over the last year have begun to bear fruit. We believe that once this situation subsides, Dorman will emerge even stronger and well positioned to deliver long-term, sustainable value to our shareholders. I want to thank our contributors for everything they are doing to safely ensure automotive technicians continue to have the critical parts needed to service and repair governmental, emergency, municipal and personal vehicles during these challenging times.”

2020 Guidance

In late March, Dorman began experiencing softening customer demand as a result of government-imposed restrictions designed to slow the spread of COVID-19 and expects those trends to continue through the second quarter and potentially longer. Dorman expects demand to continue to be soft while government-imposed restrictions to curb the spread of COVID-19 remain in place. However, it is difficult to determine the full impact that the pandemic will have on the overall demand environment and Dorman’s operations. Therefore, the Company previously withdrew its guidance for fiscal 2020 and is not in a position to issue updated fiscal 2020 guidance at this time.

Distribution Facility Consolidation Activities

Early in 2019, Dorman began the process of transferring operations of its existing distribution facility in Portland, TN to a new, larger facility nearby. The Company completed this move early in the fourth quarter of 2019, and the new facility is fully operational. Dorman expects this move to improve customer service capabilities and efficiency moving forward. However, in the first quarter of 2020, the Portland facility costs were approximately $1.3 million ($1.0 million after tax or $0.03 per diluted share) higher than in the prior year quarter due to lower productivity levels as we continued to ramp up production. Sequentially when compared to the fourth quarter of 2019, the Portland facility made strong progress as we implemented planned productivity initiatives that reduced costs in the first quarter of 2020 by $3.9 million compared to the fourth quarter of 2019, with $0.6 million of the improvement impacting gross profit and $3.3 million impacting SG&A expenses. The Company expects distribution costs to be back to more typical levels during the second half of 2020, subject to the impact of COVID-19.

Share Repurchases

Under its share repurchase program, Dorman repurchased 92.0 thousand shares of its common stock for $5.5 million at an average share price of $59.41 during the quarter ended March 28, 2020. The Company has $138.5 million left under its current share repurchase authorization. As communicated on April 8, 2020, the Company temporarily halted its share repurchase program while it navigates the uncertain COVID-19 environment. However, the Company may resume the repurchase program at any time when the Company believes it is prudent to do so and without further notice.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 80,000 parts, covering both light duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A,  income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking.  In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket industry; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket industry; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key supplier; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) inability to protect our intellectual property and claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv) unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company; (xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) cyber-attacks; (xviii) imposition of taxes, duties or tariffs; (xix) the level of our indebtedness, (xx) exposure to risks related to accounts receivable; (xxi) the phaseout of LIBOR or the impact of the imposition of a new reference rate, (xxii) volatility in the market price of our common stock and potential securities class action litigation; (xxiii) losing the services of our executive officers or other highly qualified and experienced contributors; (xxiv) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; and (xxv) the effects of widespread public health epidemics, including COVID-19.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as amended, and the Company’s Current Report on Form 8-K filed on March 26, 2020.  The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	03/28/20	Pct.*	03/30/19	Pct. *
Net sales	$257,730	100.0	$243,791	100.0
Cost of goods sold	172,933	67.1	156,299	64.1
Gross profit	84,797	32.9	87,492	35.9
Selling, general and administrative expenses	59,735	23.2	57,750	23.7
Income from operations	25,062	9.7	29,742	12.2
Other income, net	2,631	1.0	29	-
Income before income taxes	27,693	10.7	29,771	12.2
Provision for income taxes	4,918	1.9	6,364	2.6
Net income	$22,775	8.8	$23,407	9.6

Diluted earnings per share	$0.70		$0.71

Weighted average diluted shares outstanding	32,426		32,889

* Percentage of sales data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	03/28/20	12/28/19
Assets:
Cash and cash equivalents	$161,778	$68,353
Accounts receivable	423,301	391,810
Inventories	258,371	280,813
Prepaid expenses	10,810	13,614
Total current assets	854,260	754,590
Property, plant & equipment, net	99,082	101,837
Operating lease right-of-use assets	32,230	32,198
Goodwill and other intangible assets, net	119,023	95,763
Deferred income taxes, net	3,886	4,336
Other assets	44,303	52,348
Total assets	$1,152,784	$1,041,072
Liabilities & shareholders’ equity:
Accounts payable	$73,283	$90,437
Accrued customer rebates and returns	110,374	105,903
Accrued expenses and other	31,880	24,162
Short-term borrowings	99,000	-
Total current liabilities	314,537	220,502
Long-term operating lease liabilities	29,714	29,730
Other long-term liabilities	17,158	17,256
Shareholders’ equity	791,375	773,584
Total liabilities and equity	$1,152,784	$1,041,072

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)
(in thousands)	03/28/20	03/30/19
Cash provided by operating activities	$18,590	$16,431
Depreciation, amortization and accretion	$7,496	$7,265
Capital expenditures	$3,505	$8,838

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP).  Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows.  Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers.  Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance.  Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks
(unaudited)	03/28/20*	03/30/19*
Net income (GAAP)	$22,775	$23,407
Pretax acquisition-related inventory fair value adjustment [1]	110	129
Pretax acquisition-related intangible assets amortization [2]	801	616
Pretax acquisition-related transaction and other costs [3]	805	2,453
Pretax gain on equity method investment [4]	(2,498)	-
Tax adjustment (related to above items) [5]	152	(783)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	(813)	-
Adjusted net income (Non-GAAP)	$21,332	$25,822

Diluted earnings per share (GAAP)	$0.70	$0.71
Pretax acquisition-related inventory fair value adjustment [1]	-	-
Pretax acquisition-related intangible assets amortization [2]	0.02	0.02
Pretax acquisition-related transaction and other costs [3]	0.02	0.07
Pretax gain on equity method investment [4]	(0.08)	-
Tax adjustment (related to above items) [5]	-	(0.02)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	(0.03)	-
Adjusted diluted earnings per share (Non-GAAP)	$0.66	$0.79

Weighted average diluted shares outstanding	32,426	32,889

[1] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value.  Such costs were $ 0.1 million pretax (or $0.1 million after tax) and $ 0.1 million pretax (or $0.1 million after tax) during the thirteen weeks ended March 28, 2020 and March 30, 2019, respectively, and were included in Cost of Goods Sold.

[2] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit.  Such costs were $0.8 million pretax (or $0.6 million after tax) and $0.6 million pretax (or $0.5 million after tax) during the thirteen weeks ended March 28, 2020 and March 30, 2019, respectively.

* Amounts may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation expenses.  During the thirteen weeks ended March 28, 2020, we incurred charges for integration costs, severance, other facility consolidation expenses and inventory transfer costs of $0.2 million pretax (or $0.2 million after tax) which were included in Cost of Goods Sold. During the thirteen weeks ended March 30, 2019, we incurred charges for integration costs, severance, other facility consolidation expenses and inventory transfer costs of $0.1 million pretax (or $0.1 million after tax), which were included in Cost of Goods Sold. During the thirteen weeks ended March 28, 2020, we realized a gain related to a fair value adjustment of contingent consideration, net of charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.6 million pretax (or $0.4 million after tax). During the thirteen weeks ended March 30, 2019, we incurred charges for integration costs, severance, and other plant closure expenses of $1.6 million pretax (or $1.1 million after tax) and accelerated depreciation of $0.8 million pretax (or $0.6 million after tax). Each of these were included in Selling, General and Administrative expenses.

[4] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity.  The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (and $1.9 million after tax) during the thirteen weeks ended March 28, 2020.

[5] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.2 million during the thirteen weeks ended March 28, 2020 and $(0.8) million during the thirteen weeks ended March 30, 2019.  Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate.

[6] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the thirteen weeks ended March 28, 2020.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	03/28/20	Pct. *	03/30/19	Pct.*
Gross profit (GAAP)	$84,797	32.9	$87,492	35.9
Pretax acquisition-related inventory fair value adjustment	110	0.0	129	0.1
Pretax acquisition-related transaction and other costs	236	0.1	133	0.1
Adjusted gross profit (Non-GAAP)	$85,143	33.0	$87,754	36.0

Net sales	$257,730		$243,791

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	03/28/20	Pct.*	03/30/19	Pct. *
SG&A expenses (GAAP)	$59,735	23.2	$57,750	23.7
Pretax acquisition-related intangible assets amortization	(801)	(0.3)	(616)	(0.3)
Pretax acquisition-related transaction and other costs	(569)	(0.2)	(2,320)	(0.9)
Adjusted SG&A expenses (Non-GAAP)	$58,365	22.6	$54,814	22.5

Net sales	$257,730		$243,791

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Other Income:

	13 Weeks		13 Weeks
(unaudited)	03/28/20	Pct. *	03/30/19	Pct. *
Other income (GAAP)	$2,631	1.0	$29	0.0
Gain on equity method investment	(2,498)	(1.0)	-	-
Adjusted other income (Non-GAAP)	$133	0.1	$29	0.0

Net sales	$257,730		$243,791

* Percentage of sales data may not add due to rounding.